Exhibit 99.01

Press Release
www.shire.com

Shire to acquire FerroKin BioSciences, Inc., and its Phase 2 iron chelator treatment

Dublin, Ireland – March 15, 2012 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that it has signed an agreement to acquire FerroKin BioSciences, Inc., for an upfront payment of $100 million, payable in cash at closing, plus potential post-closing milestone payments of up to $225 million, depending upon the achievement of certain clinical development, regulatory and net sales targets.

•	A strategic step in building Shire’s hematology business (which already includes Xagrid and a growing development pipeline)

•	Adds a differentiated product in development (iron chelator FBS0701), with global rights, in a global market currently worth over $900 million and growing(1)

•
Serves chronic patient need for treatment of iron overload following numerous blood transfusions.  Excess iron in vital organs such as the liver and heart increases the risk of organ failure and is the principal cause of death in transfusion-dependent patients(2)

•
Consistent with Shire strategy of developing and commercializing differentiated specialist products prescribed by specialist physicians (hematologists/ hematologist-oncologists) served by a small sales force

•	FBS0701 will be developed to demonstrate clinical efficacy and an attractive safety profile relative to currently approved chelating agents:

o	Global filing planned for indications for Myelodysplastic Syndrome and hemoglobinopathies initially

o	Phase 2 studies underway with additional trials planned

o	Potential launch as early as 2016

Shire’s Specialty Pharmaceuticals Senior Vice President, Hematology, Ross Murdoch says:

“There remains a significant unmet need for a once-a-day, oral iron chelator in a convenient dosage form for the treatment of transfusional iron overload with a better safety profile than currently available treatments(2).  We believe FBS0701 has the potential to meet that need.  We hope to use our expertise in hematology coupled with our proven ability to progress products through the development pipeline to bring FBS0701 to the global marketplace.  This acquisition marks an important step for Shire in building a business that serves the growing needs of specialty hematologists and their patients.”

FerroKin BioSciences’ key employees, including Founder and CEO, Dr. Hugh Young Rienhoff, Jr. will provide consulting services to Shire during the transition period.  “An important factor for FerroKin BioSciences in agreeing to this transaction was Shire’s drive, capability and vision to bring new products to the hematology market that promise to raise the standard of care for patients.  In Shire’s hands, FBS0701 has greater potential to fulfill that promise,” said Dr. Rienhoff.

The closing of the acquisition is subject to customary conditions, including (i) adoption of the Merger Agreement by a required proportion of FerroKin’s equityholders; (ii) holders of no more than 2% of FerroKin’s capital stock having exercised or being entitled to exercise appraisal rights under Delaware law and (iii) the absence of a material adverse effect on FerroKin BioSciences.

About FBS0701

FBS0701 is a once-daily oral capsule in development for the treatment of iron overload due to chronic blood transfusions in adults and children.  FBS0701 has received Orphan Product designation from both the U.S. Food and Drug Administration and the European Medicines Agency.  FerroKin BioSciences has completed four Phase 1 clinical trials to evaluate the safety, tolerability, pharmacokinetics and iron clearing activity of FBS0701 in healthy volunteers and patients.  Phase 2 dose-ranging studies in adults and children are ongoing.  Initial data from the adult study, presented at the American Society of Hematology in December, supports the potential for FBS0701 as an effective iron chelator with a favorable safety profile.

About Iron Overload

Although iron is an element essential for life - the typical adult human contains 1,000-4,000 mg of iron - the body has no means to eliminate excess iron.  Repeated transfusions can result in the accumulation of iron in key organs, compromising their normal function. Progressive iron overload can eventually lead to organ failure, particularly the heart and liver.

The need for repeated transfusions arises in the setting of both hereditary and acquired anemias.  The most common forms of congenital anemia are the hemoglobinopathies, a group of related anemias including alpha and beta thalassemia and sickle cell disease affecting hemoglobin production.  Acquired anemias tend to occur later in life and represent a diverse collection of conditions characterized by impaired blood cell production collectively called Myelodysplastic Syndrome (MDS).

Seaview Securities LLC acted as financial adviser to FerroKin Biosciences, Inc.

(1) EvaluatePharma® consensus analyst estimates
(2) N Engl J Med 2011; 364:146-156 January 13, 2011

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Jessica Mann (Corporate)	jmann@shire.com	+44 1256 894 280
Gwen Fisher (Specialty Pharma)	gfisher@shire.com	+1 484 595 9836

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder, human genetic therapies, gastrointestinal diseases and regenerative medicine as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceuticals, Human Genetic Therapies and Regenerative Medicine products, as well as the ability to secure new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.